Exhibit 99.1

Finjan Provides Shareholder Update for its Record First Quarter of 2017
Company to Host Conference Call on May 15th at 1:30 PM PT

EAST PALO ALTO, CA -- 05/11/17 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, is providing shareholders with a financial update and key accomplishments for its record first quarter ended March 31, 2017.

Financial Highlights for the First Quarter of 2017

•	Revenues of $24.7 million compared to $2.3 million in the same period last year

•	Net income from operations of $16.0 million or $0.69 per share

•
Redeemed and retired $7.2 million or 43,769 shares (43%) of Series A preferred stock as of March 31, 2017, subsequent to quarter-end redeemed and retired remaining balance ($6.6 million or 39,733 shares) of the Series A Preferred Shares

•	Ended the quarter with $26.4 million in cash or approximately $1.14 per share in cash

"Our record first quarter was the culmination of multiple revenue-generating events including two settlements and continued acceleration in our licensing program resulting in new licenses for the quarter,” said Phil Hartstein, President and CEO of Finjan Holdings. “Importantly, a cadence of positive events positions us for success going forward. Our revenue strength for the quarter has enabled us to redeem and retire the entirety of our Series A financing and in less than one year. In addition, the durability of our patents was once again highlighted in a number of final decisions on our instituted IPRs whereby after more than 70 administrative challenges, including more than a dozen ex parte proceedings against our patent portfolio, remains remarkably unchanged.”

“Through our subsidiary, Finjan Mobile, we launched VitalSecurityTM Gen3.5 to build upon our offerings and initiate the start of revenue generation for the subsidiary. More recently, we announced a go-to-market partnership with Avira whereby they will be our back-end Virtual Private Network (VPN) partner, a feature we will include into our suite of products as we work to build best-in-class offerings for security and privacy in mobile applications. Looking ahead with positive jury verdicts, licensing momentum, a number of near-term catalysts in our various litigations, expanded development efforts in mobile, and a strong balance sheet we can now extend our focus beyond our strategic growth initiatives.”

IP Licensing and Enforcement:

•	Finjan and Sophos settle patent dispute, included a patent cross license to Finjan Mobile

•	Finjan and Avast end dispute with amicable resolution

•	New licenses include Veracode and Avira, in the first and second quarters respectively

•	Currently active in more than 25 licensing negotiations, in various stages

Enforcement Update and Schedule:

•	ESET (3:16-cv-003731-JD, CAND SF) – Finjan filed two separate lawsuits against ESET and its affiliates; Germany trial date set for July 6, 2017;

•	Blue Coat Systems I (5:13-cv-04398)-BLF, CAND SJ) – Awaiting an oral hearing assignment date at the Federal Circuit (CAFC-16-2520)

•	Blue Coat Systems II (5:15-cv-03295-BLF, CAND SJ) – Trial date set for October 30, 2017;

•	Blue Coat Systems III (EP 0 965 094 B1 - 4c O 57/16) – Finjan filed its third lawsuit against Blue Coat in Germany on October 14, 2016 with trial date set for November 20, 2017;

•	Symantec (3:14-cv-02998-HSG, CAND SF) – Stay lifted on March 29, 2016, and trial date set for April 9, 2018; and,

•	Fireeye (4:13-cv-03133-SBA, CAND) – Stay lifted on March 28, 2017.

Emerging Mobile Security Business:

•	Mobile Secure Browser downloads increase to 165,000

•	Launched VitalSecurity 3.5, start of revenue generation

•	Readying an interim update to current browser to include, tracker and ad-blocking

•	Announced Go-to-Market partnership with Avira

•	VitalSecurity 4.0, a premium offering with a VPN, expected to launch third quarter 2017

Advisory Services Business:

•	CybeRiskTM continues to establish its advisory services pipeline of engagements

Analyst and Investor Call with Management
A conference call to discuss first quarter of 2017 results is scheduled for 1:30 p.m. Pacific Time on May 15, 2017. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837. International callers can access the call by dialing 1-631-891-4304. An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on May 15, 2017 and can be accessed by dialing 1-844-512-2921 and providing access code 10002991. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com. All Finjan regulatory filings are available on the Securities and Exchange Commission (SEC) website at www.sec.gov, and can also be found at ir.finjan.com/all-sec-filings.

Finjan® is the registered trademark of Finjan Holdings, Inc.
Finjan Mobile and VitalSecurity are the trademarks of Finjan Mobile, Inc.
CybeRisk is the trademark of CybeRisk Security Solutions

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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.
Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Valter Pinto | KCSA Strategic Communications
(650) 282-3245
investors@finjan.com